                                                                                                              Exhibit 12
                                                          Wyeth
                                    Computation of Ratio of Earnings to Fixed Charges
                                           (in thousands except ratio amounts)


                                                                           Year Ended December 31,
                                                   ----------------------------------------------------------------------
                                                     2004           2003           2002           2001           2000
                                                   --------      ----------     ----------     ----------     -----------
Earnings (Loss):
----------------

Income (loss) from continuing operations
    before income taxes                           $(129,847)     $2,361,612     $6,097,245     $2,868,747     $(1,101,040)

Add:
----
  Fixed charges                                     360,805         346,564        430,449        439,058         324,887

  Minority interests                                 27,867          32,352         27,993         20,841          26,784

  Amortization of capitalized interest                9,350           8,772          8,866          2,497           1,917

Less:
-----
  Equity income (loss)                                 (524)           (468)        20,766         70,372          55,991

  Capitalized interest                               86,750         115,800         88,008         94,257          43,303
                                                   --------      ----------     ----------     ----------     -----------

Total earnings (loss) as defined                   $181,949      $2,633,968     $6,455,779     $3,166,514       $(846,746)
                                                   ========      ==========     ==========     ==========     ===========

Fixed Charges:
--------------

  Interest and amortization of debt expense        $221,598        $182,503       $294,160       $301,145        $238,840

  Capitalized interest                               86,750         115,800         88,008         94,257          43,303

  Interest factor of rental expense (1)              52,457          48,261         48,281         43,656          42,744
                                                   --------      ----------     ----------     ----------     -----------

    Total fixed charges as defined                 $360,805        $346,564       $430,449       $439,058        $324,887
                                                   ========      ==========     ==========     ==========     ===========

Ratio of earnings to fixed charges (2)                  0.5             7.6           15.0            7.2             -


(1)   A 1/3 factor was used to compute the portion of rental expenses deemed representative of the interest factor.

(2)   The results of operations for the year ended December 31, 2000 was inadequate to cover total fixed charges as defined.
      The coverage deficiency for the year ended December 31, 2000 was $1,171,633.